UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ANADIGICS, INC.

(Name of Registrant as Specified In Its Charter)

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141 Mt. Bethel Road
Warren, NJ 07059
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2010

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), will be held on May 13, 2010 at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, for the purpose of considering and acting upon the following:

1)	The election of three Class III Directors of ANADIGICS to hold office until 2013.

2)
To approve an amendment to the Amended and Restated 2005 Long Term Incentive and Share Award Plan to (a) increase the maximum number of shares issuable thereunder from 11,550,000 to 16,050,000, and (b) increase the number of shares issuable thereunder in the form of awards other than stock options from 11,250,000 to 15,750,000.

3)
To approve an amendment to the Amended and Restated Employee Stock Purchase Plan to increase the number of shares issuable thereunder from to 4,193,750 to 6,693,750 and to extend the plan through December 31, 2015.

4)	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of ANADIGICS for the fiscal year ending December 31, 2010.

5)	The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the director nominees and “FOR” Items 2, 3 and 4.

Only stockholders of record at the close of business on March 22, 2010 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.  Admission to the Annual Meeting will be by ticket only.  If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card (the “Proxy”) and retain the bottom portion of the card as your admission ticket.  If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.  For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be open for the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at the office of ANADIGICS.

Stockholders are cordially invited to attend the Annual Meeting.  However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed Proxy in the accompanying envelope.

By order of the Board of Directors,

/s/ Thomas C. Shields

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 13, 2010:

The Annual Report, Notice of the 2010 Annual Meeting and Proxy Statement, and Proxy Statement of ANADIGICS are available at http://materials.proxyvote.com/032515 as of March 30, 2010.

ANADIGICS, Inc.

141 Mt. Bethel Road
Warren, NJ 07059
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION OF PROXIES

GENERAL INFORMATION

This Proxy Statement and the enclosed Proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS” or the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, May 13, 2010, at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, and at any adjournment of the Annual Meeting.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive either a Notice Card or a Proxy Card with overview information regarding the availability of proxy materials over the internet. Shareholders who have not already received and wish to receive a paper or email copy of the proxy materials must request one. There is no charge for requesting a copy. Requests can be made at the voting website, via telephone, or via email.

Voting by Internet: Use the internet link and control number provided to you on your Notice Card or Proxy Card. You may vote until 11:59 p.m., Eastern Time on May 12, 2010. You will need the control number provided on your Notice Card or Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided on your Notice Card or Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 12, 2010. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials if you have not already received one. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 22, 2010, their authorized representatives and guests of the Company.  Admission will be by ticket only.  For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket.  Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership.  Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.  Admission to the Annual Meeting will be facilitated if tickets are obtained in advance.  Tickets may be issued to others at the discretion of the Company.

At the Annual Meeting, stockholders will be asked to (i) elect three Class III Directors; (ii) approve an amendment to the Amended and Restated 2005 Long Term Incentive and Share Award Plan to increase the maximum number of shares issuable thereunder from 11,550,000 to 16,050,000 and increase the number of shares issuable thereunder in the form of awards other than stock options from 11,250,000 to 15,750,000; (iii) approve an amendment to the Amended and Restated Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares issuable thereunder from 4,193,750 to 6,693,750 and to extend the plan through December 31, 2015; and (iv) ratify the appointment of the Company’s independent registered public accounting firm.  Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote.  This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting.  When the proxy card is returned properly executed, the stockholder’s shares will be voted according to the stockholder’s directions.  Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.  If no choice has been specified, the shares will be voted (i) FOR the election of the Director−nominees listed below, (ii) FOR the amendment of the 2005 Plan, (iii) FOR the amendment of the ESPP and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm.  Proxies marked as abstaining (including proxies containing broker non−votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The Board of Directors knows of no other business that will be presented at the Annual Meeting.  If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

A proxy may be revoked by giving the Secretary of ANADIGICS written notice of revocation at any time before the voting of the shares represented by the proxy.  A stockholder who attends the meeting may cancel a proxy at the meeting.  Votes will be counted as the majority of the total votes specifically received/voted on each proposal.

ANNUAL MEETING QUORUM REQUIREMENTS

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders.  Abstentions and broker non−votes shall be counted for purposes of determining whether a quorum is present.  Only holders of record of Common Stock at the close of business on March 22, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

As of March 22, 2010 the Company had issued and outstanding approximately 64,791,368 shares of Common Stock.  Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

Principal Stockholders and Share Ownership by Management and Directors

The following table sets forth as of March 22, 2010 certain information about beneficial stock ownership of (i) each person or entity we know to be the beneficial owner of more than five percent of our Common Stock, (ii) each Director (iii) the executive officers named in the Summary Compensation Table, infra, and (iv) all Directors and executive officers as a group. Unless specifically stated in the footnotes below, each named executive officer and Director listed below has sole voting and investment power as to the shares of common stock listed beside his name.

In addition, unless otherwise indicated, the address of each beneficial owner listed is c/o ANADIGICS, Inc. 141 Mt. Bethel Road, Warren, New Jersey 07059.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	3,462,049	(1)	5.3%
Schroder Investment Management North America Inc. 875 Third Avenue, 21st Floor New York, NY 10022-6225	3,336,100	(2)	5.1%

Paul Bachow	201,048	(3)	*
Gilles Delfassy	134,520		*
David Fellows	72,003		*
Charles Huang	816,005	(4)	1.3%
Ali Khatizabadeh	343,792	(5)	*
Ronald Michels	449,224	(6)	*
Harry Rein	193,884	(7)	*
Mario Rivas	1,238,298	(8)	1.9%
Ronald Rosenzweig	274,232	(9)	*
Thomas C. Shields	455,270	(10)	*
Lewis Solomon	168,784	(11)	*
Dennis Strigl	20,638		*
Gregory White	20,000		*
All Directors and executive officers as a group	4,387,698		6.6%

(1)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2010 by Blackrock Inc.  Blackrock Inc. reported having sole voting power and sold dispositive power with respect to 3,462,049 shares.

(2)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2010 by Schroder Investment Management North America Inc.  Schroder Investment Management North America Inc. reported having sole voting power and sold dispositive power with respect to 3,336,100 shares.

(3)	Includes 68,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(4)	Includes 206,763 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(5)	Includes 196,745 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(6)	Includes 170,804 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(7)	Includes 113,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(8)	Includes 500,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(9)	Includes 98,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(10)	Includes 210,286 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(11)	Includes 58,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

*	Less than 1%.

**	Calculated using shares outstanding as of March 22, 2010.

PROPOSAL I:  ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting as nearly as possible of one third of the total number of Directors constituting the Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director.  The Board of Directors is presently comprised of seven members each of whom is independent within the NASDAQ listing standards except for Ronald Rosenzweig and Mario Rivas.

The term of office for each Director in Class I expires at the Annual Meeting in 2011; the term of office for each Director in Class II expires at the Annual Meeting in 2012; and the term of office for each Director in Class III expires at the Annual Meeting in 2010.  At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.  If any nominee becomes unavailable for election, then those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

Each of the nominees for Class III Director, Messrs. Fellows, Rosenzweig and Solomon, will be elected to a term of office expiring at the Annual Meeting in 2013 if he receives the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Messrs. Fellows, Rosenzweig and Solomon are currently Class III Directors.

The Board of Directors recommends a vote “FOR” the Class III Director nominees listed below:

DAVID FELLOWS (Age 58)

Mr. Fellows has served as a Director of the Company since May 2007; serving as a member of the Company's Technical Advisory Board from April 2003 until May 2007 and from January 2010 to present.  Prior to that, he served as Director of the Company from September 1994 until April 2003.  Mr. Fellows is currently an Executive VP and Executive Fellow with Comcast Cable, advising the company on technology matters, since January, 2007.  In addition, he became a general partner of Genovation Capital, LLC, an early stage venture capital company, in 2008.  From 2003 to 2006 he was EVP and Chief Technology Officer at Comcast Cable, in charge of technology, engineering and technical operations. Prior to that, from December 2001 until their acquisition by Comcast in 2003 he was Chief Technology Officer at AT&T Broadband.   Mr. Fellows received his Bachelor’s Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University.  Mr. Fellows has also served on a number of private company Boards.  He is chair of the Data Standards Subcommittee for the SCTE, and was previously a member of the Board of Directors for CableLabs in Louisville, CO.  He serves on and has served on, a number of Technical Advisory Boards.

Mr. Fellow’s areas of relevant experience include knowledge of technology, engineering and operations in the cable industry relevant to the Company’s broadband operations.

RONALD ROSENZWEIG (Age 72)

Mr. Rosenzweig, a co−founder of ANADIGICS in 1985, has served as a Director of the Company since its inception and previously was Vice-Chairman of the Board of Directors from August 2008 to September 2009.  Mr. Rosenzweig was Chairman of the Board from 1998 – 2008. From the Company’s inception in 1985 until 1998, Mr. Rosenzweig served as President and Chief Executive Officer of the Company.  He was a co−founder of Microwave Semiconductor Corp. and served as the company’s President and Chief Executive Officer and was a board member.  Mr. Rosenzweig was also on the board of private company Quake Technology from 2004 – 2008.  Mr. Rosenzweig received his Bachelor’s Degree in Chemical Engineering from City College of New York.

Mr. Rosenzweig’s areas of relevant experience include knowledge of the industry, customers, manufacturing operations, institutional history and investor base.

LEWIS SOLOMON (Age 76)

Mr. Solomon has served as a Director of the Company since September 1994 and its Chairman since September 2009, and previously, from 1985 to 1989.  Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 in addition to serving as the Chairman of the boards of Harmonic Inc. and Lantronix, Inc.  Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983.   Mr. Solomon received a Bachelor’s Degree in Physics from St. Joseph’s College and a Master’s Degree in Industrial Engineering from Temple University.

Mr. Solomon’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2011

(Class I Directors)

HARRY T. REIN (Age 65)

Mr. Rein has served as a Director of the Company since 1985.  He is a General Partner with Foundation Medical Partners.  Mr. Rein was the principal founder of Canaan Partners in 1987, a venture capital investment firm and served as its managing general partner until 2002.  Prior to that, he was President and CEO of GE Venture Capital Corporation.  Mr. Rein joined General Electric Company in 1979 and directed several of GE’s lighting businesses as general manager before joining the venture capital subsidiary.  Mr. Rein attended Emory University and Oglethorpe College and holds an MBA from the Darden School at the University of Virginia.

Mr. Rein’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

DENNIS F. STRIGL (Age 63)

Mr. Strigl has served as a Director since January 2010.  He previously was on the board from January, 2000 to May, 2008.  He was the President and COO of Verizon Communications from January 2007 through December 2009 and was formerly the President and CEO of Verizon Wireless, one of the largest wireless communications providers in the US, since its formation in April 2000.  Previously, Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its Board of Directors.  He also served as President and CEO of Applied Data Research Inc.  Mr. Strigl currently serves on the board of directors of PNC Financial Services Group, PNC Bank and Kodak.  Mr. Strigl holds an undergraduate degree in Business Administration from Canisius College and an M.B.A. from Fairleigh Dickinson University.

Mr. Strigl’s areas of relevant experience include knowledge of wireless communications carrier operations and requirements; extensive knowledge of the wireless communications industry; and management and corporate governance expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2012

(Class II Directors)

MARIO RIVAS (Age 55)

Mr. Rivas has served as Director, President and Chief Executive Officer since February 2009.  Prior to joining ANADIGICS, Mr. Rivas served as Chief Executive Officer of Quartics, Inc., a fabless semiconductor company based in Irvine, California.  Mr. Rivas also served as executive vice president of the computing products group at Advanced Micro Devices, Inc.  Mr. Rivas managed the wireless communications business of Philips Semiconductor as well as its foundry operations, purchasing, and assembly and testing. He spent most of his career at Motorola, Inc., with responsibilities in both semiconductor and wireless communications. He served as a director on the board of Taiwan Semiconductor Manufacturing Company Limited. Mr. Rivas holds an undergraduate degree in electrical engineering from the University of Central America in San Salvador. He also holds a master’s degree from Rensselaer Polytechnic Institute.

Mr. Rivas’ areas of relevant experience include knowledge of semiconductor and wireless communications manufacturing operations, engineering and management skills; and knowledge of the customer base and industry.

PAUL BACHOW (Age 58)

Mr. Bachow has served as a Director of the Company since January 1993.  He has been President of Bachow & Associates, Inc., a private investment firm, since he founded the firm in 1989.  Bachow & Associates, Inc. has acted as the manager of numerous hedge funds, private equity investment funds, portfolio companies and other investment vehicles.  Typical investments have been in the communications, electronics, services and productivity areas. Mr. Bachow has a B.A. from American University, a J.D. from Rutgers University, along with a Master’s Degree in tax law from New York University, and is a C.P.A.

Mr. Bachow’s areas of relevant experience include investment expertise in communications and electronic areas; financial, tax reporting, management, corporate governance, merger and acquisition, and accounting expertise.

 COMPENSATION OF DIRECTORS

            Our Company uses a combination of cash and equity-based incentive compensation for each non-employee Director's services.  Directors who are employees of ANADIGICS, do not receive additional compensation for their service as Directors.

Cash Compensation Paid to Board Members.  Each non-employee Director is entitled to an annual retainer of $30,000, other than the Chairman of the Board, who is entitled to an annual retainer of $100,000, payable in equal quarterly installments.  The committee chairperson of the Audit Committee, Compensation & Human Resource Committee, the Strategic Planning Committee and the Corporate Governance & Nominating Committee are entitled to an annual cash retainer of $15,000, $8,000, $8,000 and $8,000, respectively.  The committee members of the Audit Committee, Compensation & Human Resource Committee, the Strategic Planning Committee and the Corporate Governance & Nominating Committee are entitled to an annual cash retainer of $5,000, $3,000, $3,000 and $3,000, respectively.

Equity Compensation for Board Members.  We have the flexibility to provide either stock options or restricted stock grants to our non-employee Directors.  Historically, we have consulted the Institutional Shareholder Services guidelines and semiconductor industry peer group benchmarks with respect to equity compensation for Directors.  New non-employee Directors receive an initial equity grant of options, restricted stock or a combination thereof, not to exceed an aggregate of 50,000 shares and a value (as of the date of grant) of $125,000, which vests 1/3 annually over a three year period.  Each non-employee Director receives, at the beginning of the fiscal year, an annual equity grant of options, restricted stock, restricted stock units or a combination thereof, not to exceed 50,000 shares and a value (as of the date of grant) of $90,000, which vests one year from the date of grant.

DIRECTOR COMPENSATION TABLE

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee Director for their service on our Board of Directors in 2009.

Name and Principal Position (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Bachow, Paul	$45,000	$96,500	-	n/a	n/a	0	$141,500
Rein, Harry	$43,500	$96,500	-	n/a	n/a	0	$140,000
Rosenzweig, Ron	$15,000	$96,500	-	n/a	n/a	$64,073	$175,573
Solomon, Lew (2)	$61,000	$131,501	-	n/a	n/a	0	$192,501
Fellows, David	$38,000	$96,500	-	n/a	n/a	0	$134,500

(1)	The compensation data for Mario Rivas Chief Executive Officer and Gilles Delfassy is included in the Summary Compensation Table.
(2)	Mr. Lew Solomon was elected Chairman of the Board in September 2009.
(3)
All Other Compensation reflects $59,231 in salary and $4,842 in benefits (medical, dental, life, accidental death and dismemberment, long-term and short-term disability and 401K match) that Mr. Rosenzweig received as an employee pursuant to his employment agreement with the Company.

(4)
Amounts shown do not reflect compensation actually received by each Director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718.  The amount indicated reflects the grant date fair value for RSUs granted with the following fair values as of the grant date: 50,000 RSUs were granted on January 15, 2009 with a fair value of $1.93 per unit.  On the same date Mr. Solomon also received an additional 18,135 RSUs for his role in leading the search for a new Chief Executive Officer.

INFORMATION REGARDING CORPORATE GOVERNANCE AND COMPENSATION

BOARD LEADERSHIP STRUCTURE

The Board believes that its current leadership structure where the Chairman of the Board is an independent non-employee director provides the appropriate check and balance on the role and responsibilities of the Chief Executive Officer.  The Chairman of the Board presides at all executive sessions of the Board.

BOARD’S ROLE IN RISK OVERSIGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board as well as through direct reports by key management personnel at the Board meetings.  The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

BOARD MEETINGS AND ATTENDANCE

During fiscal 2009 the Board of Directors met eight times.  The non−employee Directors meet on a regular basis in executive sessions without management present.  The Chairman of the Board presides at the executive sessions.  Each of the Directors attended at least 75% of the aggregate of all meetings held by the Board and the committees on which he served.  Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are invited and encouraged to attend the Annual Meeting of Stockholders.  Last year, four Directors attended the 2009 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

The standing committees of the ANADIGICS Board of Directors are as follows:

The Governance and Nominating Committee is responsible for (i) assisting the Board of Directors in identifying individuals qualified to become Directors and to recommend to the Board of Directors the director nominees; (ii) recommending members of the Board of Directors to serve on the committees of the Board of Directors; (iii) recommending to the Board of Directors individuals qualified to be elected as officers of the Company; (iv) recommending to the Board of Directors the corporate governance and business ethics policies, principles, guidelines, including succession plans for the Chief Executive Officer in the event of death or disability, and codes of conduct applicable to the Company; and (v) leading the Board of Directors in its annual review of the Board’s performance.  Messrs. Fellows, Rein (Chair) and Solomon were members of the Governance and Nominating Committee during fiscal 2009 and are independent within the meaning of the NASDAQ listing standards. The Committee met twice during the 2009 fiscal year.   The Governance and Nominating Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

The Audit Committee is established in accordance with applicable securities laws and is responsible for (i) determining the adequacy of the Company’s internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public accountants, and (iii) recommending the selection of independent public accountants.  Messrs. Bachow (Chair), Fellows and Rein were members of the Audit Committee during fiscal 2009 and are independent within the meaning of the NASDAQ listing standards.  The Company’s Board of Directors has determined that one member of the Audit Committee, Mr. Bachow, is an audit committee financial expert as described in Item 407(d) of Regulation S−K.  The Audit Committee met four times during the 2009 fiscal year.  Mr. Bachow’s qualifications as an audit committee financial expert are set forth in his profile as Director set forth above.   The Audit Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

 The Compensation & HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans.  Messrs. Rein (Chair) and Solomon, who are independent within the meaning of the NASDAQ listing standards, were members of the Compensation & HR Committee during fiscal 2009.  The Compensation and HR Committee met three times during the 2009 fiscal year.  The Compensation & HR Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

The Strategic Planning Committee was established by the Board of Directors in March 2010 to assist the Board and the Chief Executive Officer in their oversight of the Company’s long-term strategy, development and implementation and risk assessment with respect to the execution of the Company’s long term strategy.  Messrs. Strigl (Chair), Bachow, Fellows and Rosenzweig are members of the Committee, and, with the exception of Mr. Rosenzweig, are independent within the meaning of the NASDAQ listing standards.  The Strategic Planning Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 None of the Compensation and HR Committee members are employees of the Company and all of them are considered "independent" Directors under the applicable NASDAQ listing standards. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation & HR Committee and any member of the Board of Directors or the compensation committee of another company.

DIRECTOR NOMINATION

In its assessment of each potential nominee, the Governance and Nominating Committee will review the nominee’s integrity, independence, intelligence and understanding of the Company’s or other related industries and such other factors as the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board of Directors.

Although the Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Governance and Nominating Committee will also take into account the ability of a potential nominee to devote sufficient time to the affairs of the Company.

When seeking to identify nominees for membership on the Board of Directors, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others.  The Governance and Nominating Committee has the authority to retain any search firm for this purpose.   After conducting an initial evaluation of a potential nominee, the Governance and Nominating Committee will interview that nominee if it believes such nominee may be a suitable Director.  The Committee may also ask the potential nominee to meet with management.  If the Governance and Nominating Committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend that nominee’s election to the full Board of Directors.

Pursuant to its charter, the Governance and Nominating Committee will consider nominees for membership on the Board of Directors recommended by stockholders of the Company and submitted in accordance with the Company’s by−laws to the attention of the Secretary of the Company at 141 Mt. Bethel Road, Warren, NJ 07059.  The Company did not receive any nominations for membership on its Board of Directors from stockholders in connection with the 2010 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures that provide security holders of the Company and other interested parties with the ability to communicate with one or more of the Company’s Directors by mail, care of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059.  Such communications should specify the intended recipient or recipients.  All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate Director or Directors for review.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics that applies to Directors, officers and employees, including the President and Chief Executive Officer, and Chief Financial Officer and has posted such code on its website at (www.anadigics.com).  Changes to and waivers granted with respect to the Company’s Code of Conduct and Business Ethics that are required to be disclosed pursuant to the applicable rules and regulations will be filed on a current report on Form 8-K and posted on the Company website.

PROPOSAL II:  AMEND THE 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

On April 6, 2005, the Board of Directors approved the 2005 Plan, subject to stockholder approval which was granted on May 19, 2005.  The 2005 Plan replaced the Company’s 1995 Plan which terminated on February 28, 2005.   The 2005 Plan was amended and restated at the 2006 Annual Meeting on May 18, 2006, to increase the number of shares issuable thereunder from 2,700,000 to 5,450,000 and at the 2007 Annual Meeting on May 17, 2007, to increase the number of shares issuable thereunder from 5,450,000 to 6,450,000 and at the 2008 Annual Meeting on May 15, 2008, to increase the number of shares issuable thereunder from 6,450,000 to 11,550,000.  The Board of Directors believes that the growth and profitability of the Company depend in large part on its ability to maintain a competitive position in the industry by attracting, retaining and motivating employees with experience and ability.  ANADIGICS believes that its stock-based compensation programs are important to its achieving this objective.

The Company is currently authorized to issue up to a maximum of 11,550,000 shares of Common Stock, pursuant to its 2005 Plan, subject to anti-dilution adjustments; provided that the maximum number of shares available to be issued in the form of awards other than stock options not exceed 11,250,000 shares.  As of March 22, 2010, there were approximately 744,428 shares remaining available for future award under the 2005 Plan. The Company anticipates that the number of shares currently available under the 2005 Plan is insufficient to meet the Company’s needs, thereby impairing its ability to attract and retain key employees.  Accordingly, on March 25, 2010, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2005 Plan that (i) increased the maximum number of shares available for grants from 11,550,000 shares to 16,050,000 shares and the number of such shares available to be issued in the form of awards other than stock options, from 11,250,000 shares to 15,750,000 shares, subject to anti-dilution in accordance with the terms of the 2005 Plan.

The following describes the material terms of the 2005 Plan.  This description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2005 Plan which is referenced as an exhibit to the  Company’s Annual report on Form 10-K for 2009.

PURPOSE

The 2005 Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract, retain and motivate employees, consultants, and Directors of the Company, its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

BURN-RATE COMMITMENT

In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of awards we intend to grant in a given year, our Board of Directors commits to our stockholders that for fiscal years 2010, 2011, and 2012 we will not grant during such three fiscal years a number of shares subject to options or other awards to employees such that the average number of shares granted during such fiscal years do not exceed 5.27% of the weighted average of the Company’s common shares outstanding during such period.  For purposes of calculating the number of shares granted in a year, stock and restricted stock will count as equivalent to (i) 1.5 option shares if our annual stock price volatility is 54.6% or higher, (ii) two option shares if our annual stock price volatility is between 36.1% and 54.6%, and (iii) two and one-half option shares if our annual stock price volatility is between 24.0% and 36.1%.

ADMINISTRATION

The 2005 Plan will be administered by the Compensation & HR Committee (the “Committee”) of the Board of Directors or such other Board committee (which may include the entire Board) as may be designated by the Board.  However, unless otherwise determined by the Board, the Committee shall consist of two or more Directors of the Company, each of whom is a “non−employee director” within the meaning of Rule 16b−3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, to the extent applicable.

The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the 2005 Plan, including, without limitation: (i) select eligible persons to whom awards may be granted; (ii) designate affiliates; (iii) determine the type or types of awards to be granted to each eligible person; (iv) determine the type and number of awards to be granted, the number of shares to which an award may relate, the terms and conditions of any award granted under the 2005 Plan; and (v) make all other decisions and determinations as may be required under the terms of the 2005 Plan or as the Committee may deem necessary or advisable for the administration of the 2005 Plan.  The Committee may delegate to other members of the Board or officers or managers of the Company or any subsidiary or affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b−3 (if applicable) and applicable law.

SHARES AVAILABLE

Under the 2005 Plan, the number of shares that may be made subject to awards under the 2005 Plan currently may not exceed 11,550,000 shares, provided that the total amount of shares that may be issued for awards of stock or stock units, including awards of restricted stock and restricted stock units and awards of stock appreciation rights (“SARs”) may not exceed an aggregate of 11,250,000 shares.  The proposed amendments to the 2005 Plan would increase the numbers of shares in the preceding sentence to 16,050,000 and 15,750,000, respectively.  In addition, during a calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the 2005 Plan will be 500,000 shares, and (ii) the maximum number of shares which may be granted to a participant under the 2005 Plan with respect to awards intended to qualify as performance−based compensation under the Internal Revenue Code (other than options and SARs) will be 500,000 shares.  These share amounts are subject to anti−dilution adjustments in the event of certain changes in the Company’s capital structure, as provided in the 2005 Plan.  Shares to be delivered under the 2005 Plan may be either authorized, but unissued, shares of Common Stock or treasury shares.

Shares covered by the unexercised or undistributed portion of any terminated, expired or forfeited award made under the 2005 Plan will be available for further awards under the 2005 Plan.  No awards may be made under the 2005 Plan after the tenth anniversary of the date that it is approved by the Board.

AWARDS

Awards may be granted to employees, consultants, and Directors of the Company, its subsidiaries and affiliates on the terms and conditions set forth in the 2005 Plan.  All employees are eligible to participate in the 2005 Plan.  The following types of awards may be granted under the 2005 Plan:

Stock Options.  Stock options may be non−qualified stock options or incentive stock options that comply with Section 422 of the Internal Revenue Code.  Only employees of the Company or a subsidiary may be granted incentive stock options.  The exercise price for any stock option will be determined by the Committee at the time of grant, but exercise price per share shall not be less than the fair market value of a share on the date of grant of the option.  The 2005 Plan limits the term of any stock option to ten years from the date of grant of the option.  The Committee shall determine at the date of grant or thereafter the time or times at which an stock option may be exercised in whole or in part.

Stock Appreciation Rights.  The Committee may grant SARs to eligible persons independently of any stock option or in tandem with all or any part of a stock option granted under the 2005 Plan.  Upon exercise, each SAR entitles a participant to receive an amount equal to the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the exercise price per share of Common Stock of the SAR as determined by the Committee on the date the SAR is granted.  The exercise price of a SAR will not be less than the fair market value of a share on the date of grant.  The SARs may be settled in shares of Common Stock or in cash, as determined by the Committee.

Restricted Shares.  The Committee may grant restricted shares to eligible persons that may not be sold or otherwise disposed of, and are subject to forfeiture, during a restricted period as determined by the Committee except as otherwise provided by the Committee.  During the applicable restricted period, restricted stock may be voted by the recipient and the recipient will be entitled to receive dividends thereon.

Restricted Share Units.  The Committee may grant restricted share units to eligible persons.  Such restricted share units may be subject to restrictions as determined by the Committee at the date of grant.  An award of a restricted share unit is an award of the right to receive a share of Common Stock or cash after expiration of the restricted period determined by the Committee.  The recipient of a restricted share unit shall be entitled to receive dividend equivalents thereon, as determined by the Committee.

Performance Shares and Performance Units.  Performance shares and performance units are awards of a fixed or variable number of shares or of dollar−denominated units that are earned by achievement of performance goals in the performance period established by the Committee.  If the applicable performance criteria are met, the shares are earned and become unrestricted with respect to performance shares or an amount is payable with respect to performance units.  Amounts earned under performance shares or performance units originally awarded may be paid in shares of Common Stock, cash or a combination of both.

Dividend Equivalents.  The Committee is authorized to grant dividend equivalents to eligible persons.  The Committee may provide, at the date of grant or thereafter, that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares, or other investment vehicles, as the Committee may specify.

Other Share−Based Awards.  The Committee may grant other types of awards which may be based in whole or in part by reference to shares of Common Stock or upon the achievement of performance goals on such other terms and conditions as the Committee may prescribe.

PERFORMANCE AWARDS

The Committee determines if an award of restricted shares, restricted share units, performance shares, performance units or other share−based awards should qualify under the performance−based compensation exception to the $1,000,000 cap on deductibility under Section 162(m) of the Internal Revenue Code.   The grant, vesting, exercise and/or settlement of any such awards shall be contingent upon achievement of pre−established performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) share price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.  The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.  The maximum amount payable upon settlement of cash−settled performance units or other cash−settled awards granted under the 2005 Plan for any calendar year to any participant that is intended to satisfy the requirements of performance−based compensation under Section 162(m) of the Internal Revenue Code shall not exceed $1,000,000.

NONTRANSFERABILITY

Awards shall not be transferable by an eligible person except by will or the laws of descent and distribution (except pursuant to a beneficiary designation) and shall be exercisable during the lifetime of an eligible person only by such eligible person or his guardian or legal representative.

AMENDMENT

The Board may amend, alter, suspend, discontinue, or terminate the 2005 Plan or the Committee’s authority to grant awards under the 2005 Plan without the consent of stockholders of the Company or participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders (i) to the extent such stockholder approval is required under the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted, or (ii) as it applies to incentive stock awards, to the extent such stockholder approval is required under Section 422 of the Internal Revenue Code; provided, however, that, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation, or termination of the 2005 Plan may materially and adversely affect the rights of such participant under any award theretofore granted to him or her.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a participant, no amendment, alteration, suspension, discontinuation or termination of any award may materially and adversely affect the rights of such participant under any award theretofore granted to him or her.

FEDERAL INCOME TAX CONSEQUENCES

Federal Income Tax Consequences.  The following is a summary of the federal income tax consequences of the 2005 Plan, based upon current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

STOCK OPTIONS

In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company.  The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an incentive stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price.  The Company will generally be able to claim a deduction in an equivalent amount.  Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long−term or short−term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death).  If an incentive stock option granted under the 2005 Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option.  Also, an incentive stock option granted under the 2005 Plan will be treated as a nonqualified stock option to the extent it (together with other incentive stock options granted to the participant by the Company) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long−term capital gain or loss.  The Company cannot deduct any amount taxable to an employee in such case.  If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one−year or two−year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price.  Any additional gain will be treated as capital gain, long−term or short−term, depending on how long the shares of Common Stock have been held.  Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long−term or short−term capital loss, depending on how long the shares of Common Stock have been held.

If an option is exercised through the use of shares of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise.  The amount of any built−in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

RESTRICTED SHARES

A participant who receives restricted shares will generally recognize ordinary income at the time that they “vest”, i.e., when they are no longer subject to a substantial risk of forfeiture.  The amount of ordinary income so recognized will generally be the fair market value of the Common Stock at the time the shares vest, less the amount, if any, paid for the shares.  This amount is generally deductible for federal income tax purposes by the Company.  Dividends paid with respect to Common Stock that is non−vested will be ordinary compensation income to the participant (and generally deductible by the Company).  Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long−term or short−term, depending on the holding period for the shares of Common Stock.  The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Internal Revenue Code.  In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction.  Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company.  If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARS AND OTHER AWARDS

With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other awards under the 2005 Plan not described above, generally, when a participant receives payment with respect to any such award granted to him or her under the 2005 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

PAYMENT OF WITHHOLDING TAXES

The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with awards under the 2005 Plan.

DEDUCTIBILITY LIMIT ON COMPENSATION IN EXCESS OF $1 MILLION

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the 2005 Plan) by a public company to each “covered employee” (i.e., the chief executive officer and three other most highly compensated executive officers other than the principal financial Officer of the Company) to no more than $1 million.  The Company currently intends to structure stock options granted under the 2005 Plan to comply with an exception to nondeductibility under Section 162(m) of the Internal Revenue Code.

OTHER

Approval of the Amendment to the 2005 Plan, requires the receipt of the affirmative vote of a majority of the shares of the Company’s Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” the proposal to amend the 2005 Plan.

PROPOSAL III:  AMEND THE EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of the Company has amended and restated the ANADIGICS, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to stockholder approval at the 2010 Annual Meeting, to increase the number of shares of Common Stock available for issuance thereunder by 4,193,750 to 6,693,750 and to extend the plan through December 31, 2015.    The plan was previously amended and restated at the 2005 Annual Meeting on May 19, 2005, to increase the number of shares issuable thereunder by 1,000,000 to 2,693,750 and extend the plan through December 31, 2014 and previously amended and restated at the 2008 Annual Meeting on May 15, 2008, to increase the number of shares thereunder by 1,500,000 to 4,193,750.

The following describes the material terms of the Stock Purchase Plan.  This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Plan which is referenced as an exhibit to the  Company’s Annual report on Form 10-K for 2009.

The purpose of the Stock Purchase Plan is to give employees of the Company and its subsidiaries an opportunity to purchase Common Stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company and its subsidiaries. The Stock Purchase Plan is administered by the Compensation & HR Committee, which may limit the number of shares issued annually.

In general, any person who has been an employee for at least one month on a given enrollment date (generally each January 1) who is scheduled to work at least 20 hours per week on a regular basis is eligible to participate in the Stock Purchase Plan. All employees are eligible to participate in the Stock Purchase Plan.  Common Stock will be purchased for each participant in the Stock Purchase Plan as of the last day of each Offering Period (generally December 31) with the money deducted from their paychecks during the Offering Period. The purchase price per share of Common Stock will be either (i) an amount equal to 90% of the fair market value of a share of Common Stock on a) the first day of the Offering Period or b) the last day of the Offering Period, whichever is lower, or (ii) such higher price as may be set by the Compensation & HR Committee at the beginning of the Offering Period.

A participant may elect to have payroll deductions made under the Stock Purchase Plan for the purchase of Common Stock in an amount not to exceed the lesser of 15% of the participant's compensation or $25,000 the (limit imposed by Section 423(b)(8) of the Internal Revenue Code of 1986, as amended).  Compensation for purposes of the Stock Purchase Plan means the gross amount of the participant's base pay on the basis of the participant's regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, exclusive of overtime, bonuses, shift premiums or other compensation. Contributions to the Stock Purchase Plan will be on an after-tax basis. A participant may terminate his or her payroll deductions at any time.

Subject to limitations approved by the Compensation & HR committee, a stock purchase bookkeeping account will be established for each participant in the Stock Purchase Plan. Amounts deducted from participants' paychecks will be credited to their bookkeeping accounts. No interest will accrue with respect to any amounts credited to the bookkeeping accounts. As of the last day of each Offering Period, the amount credited to a participant's stock purchase account will be used to purchase the largest number of whole shares of Common Stock possible at the price as determined above in relation to the amount of valuation expense the Company has reserved. The Common Stock will be purchased directly from the Company. No brokerage or other fees will be charged to participants. Any balance remaining in the participant's account will be returned to the participant.

A participant may withdraw from participation in the Stock Purchase Plan at any time during an Offering Period by written notice to the Company. Upon withdrawal, a participant's bookkeeping account balance will be distributed as soon as practicable and no shares of Common Stock will be purchased. Rights to purchase shares of Common Stock under the Stock Purchase Plan are exercisable only by the participant and are not transferable, except by the laws of descent and distribution.

The Board of Directors of the Company may amend, suspend, or terminate the Stock Purchase Plan at any time, except that certain amendments may be made only with the approval of the shareholders of the Company. Subject to earlier termination by the Board of Directors, the Stock Purchase Plan will terminate on December 31, 2014. Unless otherwise determined by the Compensation & HR Committee, any unexpired Offering Period that commenced prior to any termination date of the Stock Purchase Plan shall continue until the last day of such Offering Period.

Federal Income Tax Consequences

The following is a summary of certain of the federal income tax consequences to participants in the Stock Purchase Plan and to the Company, based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and rulings thereunder, and does not address the consequences under state or local or any other applicable tax laws.

Participants in the Stock Purchase Plan will not recognize income at the time a purchase right is granted to them at the beginning of an Offering Period or when they purchase Common Stock at the end of the Offering Period.  However, participants will be taxed on amounts withheld from their salary under the Stock Purchase Plan as if actually received, and the Company will generally be entitled to a corresponding income tax deduction.

If the participant disposes of the Common Stock more than two years after the beginning of the Offering Period of such right to purchase stock under the Stock Purchase Plan and more than one year after the purchase date of such stock purchase right, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 10% of the fair market value of the shares on the offering date of such stock purchase right. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

If a participant disposes of the Common Stock within the later of two years from the beginning of the Offering Period that applies to the shares or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of Common Stock for more than one year after the purchase date.

New Plan Benefits

Participation in the Stock Purchase Plan is voluntary. Accordingly, at this time the Company cannot determine the amount of shares of Common Stock that will be acquired by participants or the dollar value of any such participation.

Other

The amendment and restatement of the Company's Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote "FOR" the proposal to amend the Employee Stock Purchase Plan.

PROPOSAL IV: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.  Although stockholder ratification is not required by the Company’s bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of Ernst & Young LLP as a matter of good corporate governance.  If the stockholders do not ratify the Audit Committee’s selection of Ernst & Young LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm.  Ernst & Young LLP will have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the Company for the year ending December 31, 2010.

AUDIT COMMITTEE PRE−APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that the Company’s independent registered public accountants may provide only those services pre−approved by the Audit Committee or its designated subcommittee.  The Audit Committee annually reviews and pre−approves the audit, review, attest and permitted non−audit services to be provided during the next audit cycle by the independent accountants.  To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.  The term of any such pre−approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent accountants that have not been pre−approved during the annual review and the fees for such proposed services must be pre−approved by the Audit Committee or its designated subcommittee.  Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre−approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent accountants to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the independent accountants and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.  In the event that any representative of the Company or the independent accountants becomes aware that any services are being, or have been, provided by the independent accountants to the Company without the requisite pre−approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre−approvals under its policy with respect to audit, review, attest and permitted non−audit services, provided that any such grant of pre−approval shall be reported to the full Audit Committee no later than its next scheduled meeting.  The Audit Committee may not delegate its responsibilities to pre−approve services performed by the audit firm to management.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Company’s independent registered public accounting firm and auditors during fiscal year 2009 and 2008 was Ernst & Young LLP.

The aggregate fees billed by the Company’s principal independent registered public accounting firm and auditors for professional services rendered to the Company for the two fiscal years ended December 31, 2009 were as follows:

Fee Category	Fiscal Year 2009	% of Total	Fiscal Year 2008	% of Total
Audit Fees	594,500	91.0%	683,750	93.0%
Audit−Related Fees (1)	-		-
Tax Fees (2)	57,000	8.7%	50,000	6.8%
All Other Fees (3)	1,995	0.3%	1,500	0.2%
Total Fees	653,495	100%	735,250	100%
(1)	Audit Related Fees: The Company incurred no audit related fees during its 2009 and 2008 fiscal years.

(2)	Tax Fees: Aggregate fees billed for professional services rendered during 2009 and 2008 for domestic tax assistance.

(3)	All Other Fees: Aggregate fees billed for professional services rendered during 2009 and 2008 related to license for accounting research software.

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independent registered public accountant’s independence and has determined that such services have not adversely affected Ernst & Young LLP's independence.

AUDIT COMMITTEE REPORT

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors.  In this context, we have reviewed and discussed the Company’s financial statements with Company management and the independent auditors, Ernst & Young LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, had adopted by the Public Company Accounting Oversight Board in  Rule 3200T. The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

The Company’s independent auditors provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and we discussed Ernst & Young LLP’s independence with them.

We have considered whether the provision of services by Ernst & Young LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining the independent accountant’s independence and have determined that such services have not adversely affected Ernst & Young LLP’s independence.

Based on the foregoing review and discussions, and relying on the representation of Company management and the independent auditor’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10−K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, INC.

                   Paul Bachow, Chairman
                   Harry Rein
                   David Fellows

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2009, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its executive officers and Directors were complied with.

LEGAL PROCEEDINGS

In January and February 2009, two separate shareholders’ derivative lawsuits were filed in the New Jersey Superior Court against the Company, as a nominal defendant, and certain of its directors.  The suits, which have been consolidated under the caption In re Anadigics, Inc. Derivative Litigation, No. SOM-L-88-09 (the “Derivative Litigation”), assert state law claims against certain of the Company’s current and former directors seeking unspecified damages arising out of alleged misrepresentations and omissions relating to, among other things, ANADIGICS manufacturing capabilities and the demand for its products.  By Order dated March 27, 2009, the court stayed the Derivative Litigation pending disposition of defendants’ motion to dismiss certain prior-filed purported federal securities class action lawsuits based upon the same core factual allegations.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are as follows:

Name	Age	Position
Mario Rivas	55	President, Chief Executive Officer and Director
Thomas C. Shields	50	Executive Vice President and Chief Financial Officer
Ronald Michels	56	Senior Vice President and Chief Technology & Strategy Officer
Greg White	53	Senior Vice President RF Products

Set forth below is certain information with respect to the Company’s executive officers.  Executive officers are appointed to serve at the discretion of the Board of Directors.  There are no family relationships between executive officers or Directors of the Company.  Information with respect to Mr. Rivas is listed in his profile above.

Mr. Shields has served as Executive Vice President and Chief Financial Officer of the Company since January 2006.  He had previously served as Senior Vice President and Chief Financial Officer of the Company from July 1999.  Prior to joining the Company, Mr. Shields served as Vice President and Controller of Fisher Scientific Company from 1997 to 1999.  From 1994 to 1997, Mr. Shields served as Vice President and Controller for Harman Consumer Group.  From 1986 to 1994, Mr. Shields served in various positions with Baker & Taylor, Inc. Mr. Shields received his B.S. and M.B.A. degrees from Fairleigh Dickinson University.  Mr. Shields has been a member of the national Board of Directors for TechAmerica (formerly American Electronics Association) since 2005.

Mr. Michels has served as Senior Vice President – Chief Technology and Strategy Officer of the Company since April 2009.  Prior to that Mr. Michels was the Senior Vice President Broadband Products.   Mr. Michels joined ANADIGICS in 1987 and has served in several management and Executive positions during that time.  Prior to joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting.  Mr. Michels earned his Bachelors degree in Electrical Engineering from the New Jersey Institute of Technology.  He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

Mr. White has served as Senior Vice President - RF Products since October 2009.   Prior to joining the Company, Mr. White served as Corporate Vice President and General Manager Desktop and Embedded Division of AMD from 2006 to 2009.   From 2004 to 2006, Mr. White served as Senior Director of Operations at Freescale.   From 1980 to 2004, Mr. White served as Vice President and Senior Director of Operations at Motorola.   Mr. White earned his Bachelors degree in Electrical Engineering from the University of Nebraska and a post-graduate certificate from the Management Institute, University of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze our compensation program and the specific amounts of compensation paid to:  Mr. Mario Rivas, Chief Executive Officer; Mr. Gilles Delfassy, Interim Chief Executive Officer from August 17, 2008 to January 31, 2009; Thomas Shields, Executive Vice President and Chief Financial Officer; Ron Michaels, Senior Vice President - Chief Technology & Strategy Officer; Greg White, Senior Vice President - RF Products; Charles Huang, Executive Vice President - Chief Technology Officer until April 6, 2009; and Ali Khatibzadeh, Senior Vice President - Wireless until November 6, 2009 (collectively, the “Named Executive Officers”).

Executive Compensation Objectives and Philosophy

The Company operates in a highly competitive and rapidly changing industry with short product cycles.  The objectives of the Company’s executive compensation programs and plans are to allow the Company to attract, develop, motivate, retain, and reward top quality executive management who are capable of driving the Company’s success and industry leadership.  The Company seeks to achieve these objectives through a compensation philosophy that provides employees with competitive cash and stock compensation tied both to near-term and long-term individual and Company performance as well as to the creation of shareholder value.

The Board of Directors’ Compensation and HR Committee has the responsibility to (a) ensure that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board responsibilities relating to compensation of the Company’s executive officers including reviewing the competitiveness of executive compensation programs, evaluating the performance of the Company’s executive officers, and approving their annual compensation and short and long-term equity awards; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; and (d) make recommendations to the Board with respect to incentive-compensation plans and equity-based plans.

The Board of Directors’ Compensation and HR Committee operates under a written charter, which is available in the “Sarbanes-Oxley Documents” section of our website at www.anadigics.com, or by calling our Investor Relations Department at (908) 668-5000 ext. 5330, or by writing us at ANADIGICS, Inc. 141 Mt. Bethel Drive, Warren, New Jersey 07059, Attn: Investor Relations.

The Compensation and HR Committee seeks to set our executives’ aggregate compensation, including salary, short-term and long-term incentives, at levels competitive with our peer group in the semiconductor industry. Many of these companies are included in the Philadelphia Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent with companies outside of those companies included in the Philadelphia Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including Analog & RF semiconductor companies, size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executive talent.

In designing and administering the executive compensation program, the Compensation and HR Committee strives to balance short/long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards.

In developing our compensation programs and policies, the Compensation and HR Committee utilizes information obtained from surveys such as the AON/Radford Executive Compensation Survey, proxy statements, and information gathered directly from certain of the companies that comprise our peer group. The Compensation and HR Committee has also engaged outside compensation consultants and other advisers on a retainer basis.

An important element of the Compensation and HR Committee’s determinations involves competitive benchmarking. Each year, the Company participates in compensation and pay practice surveys of our semiconductor peer companies in order to assess the competitiveness of our compensation practices. For fiscal 2009, we targeted the aggregate value of our total compensation at approximately the median of our semiconductor peer companies. We strongly believe that it is essential to the long-term success of the Company to engage the best executive talent.

Overall we believe our compensation programs, as structured, are at market relative to our RF semiconductor peers. Based upon review of our compensation programs, those of our RF analog semiconductor peers, and our assessment of individual and corporate performance, we believe that the value and design of our executive compensation programs are appropriate.

The core competency of the Company is analog radio frequency. This competency represents a small and unique expertise within the semiconductor industry. Analog radio frequency expertise is quite different from digital expertise which represents the vast majority of the semiconductor field. The Company believes that due to the unique nature of the analog radio frequency expertise required in its business that total compensation should be benchmarked at the 75th percentile of the compensation surveys and data.

Components of Compensation

The components of the compensation program for named executive officers are described below.

Base Salary:   Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a competitive market assessment of compensation for similar roles at other semiconductor companies, and a comparison of salaries paid to peers within the Company. Base salaries are currently at levels that approximate the 75th percentile based on semiconductor industry surveys and are adjusted annually. These compensation levels allow the Company to attract and retain superior leaders that the Company believes will allow it to deliver on its business goals.

The CEO recommends base salaries for each other executive. When setting the base salaries for executives other than the CEO, the Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the factors listed above and such executive’s performance during the year. The Compensation and HR Committee makes an independent compensation determination for the CEO.

Short-Term Incentives:   Short-term incentives are “results oriented”. These incentives are discretionary and the process is reviewed annually by the Compensation and HR Committee.  Short-term cash and/or equity incentives, if any, are provided on a semi-annual basis to motivate employees and increase shareholder value. The payment of short-term incentives is based on our financial results and the individual executive’s performance as measured against the achievement of strategic or operational goals established by management and the Compensation and HR Committee prior to the commencement of the relevant measurement period. In order to implement its philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Compensation and HR Committee has designed the short-term incentive plan to significantly affect the total compensation of our executives depending on our success in meeting semi-annual financial and strategic goals. The Compensation and HR Committee has the authority to make any changes it deems necessary in the semi-annual short-term incentives provided to our executives.

The short-term incentive plan is applicable to all our employees, including our Executive Officers and our CEO.  In 2009, the Executive Officers were eligible for short-term incentives based upon 110% of their base salary calculated on a semi-annual basis, other than Greg White, Senior Vice President RF Products Group, who joined the Company on October 26, 2009 and was eligible for short-term incentives based upon 75% of his base salary.  The Company’s Vice Presidents who are not Executive Officers are eligible for short-tem incentives based upon 75% or 90% of their base salary, based on their position, calculated on a semi-annual basis.

The short-tem incentive plan financial goals are established by the Compensation and HR Committee based upon the Company’s semi-annual financial plan which is approved by the Board of Directors.  In 2009, the Board met in January and August and approved the Company’s 2009 semi-annual financial plan.   The Compensation and HR Committee has selected financial goals consisting of revenue, adjusted earnings (adjusted to exclude the value of stock based compensation and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee), and cash from operations for the short-term incentive plans. The award of short-term incentives for the CEO and CFO are tied specifically to the achievement of revenue, adjusted earnings, and cash from operations as targets and are weighted 45%, 45%, and 10% respectively. The award of short-term incentives for our other most highly compensated executives is weighted for revenue at 40%, adjusted earnings at 40%, cash from operations at 10%, and strategic or operational requirements at 10%.

The determination of whether a short-term incentive has been earned and will be paid for a semi-annual period is based upon whether the specific financial goal has been achieved.  If 100% of the financial goal has been met, then the executive officer will be paid an amount equal to 100% of such officer’s eligible short-term incentive attributable to the achievement of such financial goal.  Each financial goal has a minimum achievement threshold of 50% of the target goals’ payout level, below which the executive officer will not receive any of such officer’s eligible short-term incentive attributable to the achievement of such financial goal.  In addition, each financial goal has a maximum achievement threshold of 150% of the target goals’ payout level, above which the executive officer will not receive any additional eligible short-term incentive attributable to the achievement of such financial goal; provided, however, that the total payment of short-term incentives to an executive officer for a particular interim period shall in no case exceed 120% of the aggregate eligible short-term incentive payable to such executive officer for such period, unless such additional payments are approved by the Compensation and HR Committee.

For example, assume the financial goals were as follows:

Semi-Annual Goals	Minimum	Target	Maximum
Company Revenue	$90 million	$100 million	$110 million
Adjusted Earnings	$5 million	$10 million	$15 million
Cash from Operations	$25 million	$30 million	$40 million

Assuming the Company achieved revenue of $100 million, adjusted earnings of $10 million, and cash from operations $25 million in such semi-annual period. Based on such achievements, the short-term incentives payable to the CEO and CFO for such semi-annual period would be as follows:

Revenue based payments = 100% achievement times weighting of 45% (for CEO and CFO) = 45%
Adjusted earnings based payments = 100% achievement times weighting of 45% (for CEO and CFO) = 45%
Cash from Operations = 50% achievement times weighting of 10% (for CEO and CFO) = 5%

As a result, the total short-term incentive payments payable to the CEO and CFO for such semi-annual period would be equal to 95% of the aggregate eligible short-term incentive payments payable to such executive officers for such period.

From 2005 through the first half of 2009, the Company has used restricted stock or restricted stock units with six-months to one year vesting periods to fund the semi-annual short-term incentives. This has allowed the Company to conserve cash to fund its growth, as well as better align the short term incentive payout with the shareholder value created in the following year. The Company may return to the use of cash payments for the semi-annual (short-term) incentives as deemed appropriate by the Compensation and HR Committee.

The Company’s Human Resources Department calculates the short-term incentive payments payable to executive officers based on the achievement of the semi-annual short-term incentive targets and specific strategic or operational goals. The Compensation and HR Committee determined that for the first-half 2009 semi-annual incentive distribution was to be principally made in restricted stock units and that for the second-half of 2009 semiannual incentive distribution was to be principally made in restricted stock units and an allocation of cash. The semi-annual equity awards payable to the Company’s executive officers were approved by the Compensation and HR Committee in meetings held in July 2009 and February 2010, respectively.

Following each semi-annual period, the CEO makes recommendations for short-term incentive payments for each executive officer, excluding the CEO. The Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the results achieved for the executive officers other than the CEO. The Compensation and HR Committee, in a closed door session, decides on the short-term incentive award payable to the CEO.

It is the Company’s policy that each of the named executive officers and other eligible employees receive information on their individual compensation components, the corresponding measures, and information on how each plan or program works. This information is provided periodically by the Company’s Human Resources Department.

For the 2010 short-term incentive plan, the Compensation and HR Committee has selected financial goals related to revenue, adjusted earnings and cash flow from operations. The award of short-term incentives for the CEO and CFO in 2009 are weighted such that the achievement of goals related to revenue, adjusted earnings and cash flow from operations account for 45%, 45% and 10%, respectively, of such awards.  The award of short-term incentives for our other most highly compensated executives is weighted such that the achievement of goals related to revenue, adjusted earnings, cash flow from operations and strategic or operational requirements account for 40%, 40%, 10% and 10%, respectively, of such awards

Long-Term Incentives: Long-term equity incentives, including stock options, restricted stock, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the interests of our stockholders and the economic interests of our executive officers and other eligible employees. Stock options and restricted stock are both strong incentives because they encourage employees to work to increase the Company’s stock price. Recipients of stock option grants realize value only if the fair market value of our common stock increases above the exercise price of such options, which is set at the fair market value of our common stock on the date such option is granted. The fair market value of restricted stock is based on the closing price on date of grant.  In addition, employees must remain employed with us for a fixed period of time in order for the options or restricted stock to fully vest. Options and/or restricted stock are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to the Company.  Stock options generally vest over a period of three years with one-third vesting on the anniversary of the first full year of each grant and quarterly vesting in the remaining two years.  Restricted stock generally vest over a period of three years with one-third vesting at the end of each twelve-month period commencing with the date of grant.

The Company believes that it is important to find an appropriate balance between our need to provide effective equity incentives to our employees on the one hand, and the potential resulting dilution to our stockholders and the accounting and administrative impact of issuing such awards due to recent changes in the equity compensation accounting rules, including the adoption of SFAS 123(R), which became effective for us on January 1, 2006 on the other hand. In particular, we have determined that we require additional flexibility in our use of full-value awards under the shareholder approved 2005 Long Term Incentive and Share Award Plan, the “2005 Plan”.  When an award has a per share exercise or purchase price lower than the fair market value of a share of our common stock on the date of grant, we refer to it as a “full-value award”.

Move to Full-Value Restricted Stock Awards in Lieu of Options. Motivated in part by our adoption of SFAS 123(R) in 2006, we carefully evaluated the components and effectiveness of the total compensation package we offer to our employees, including salary and benefits, and taking into account the potential cost, dilutive impact and effectiveness of various types of incentive awards available to employees under the 2005 Plan. We surveyed the Company’s Board of Directors (in particular the Compensation and HR Committee), management and employees for their views as to the long-term retentive and motivational impact of various award structures, and we considered what prevailing trends were at other companies both inside and outside our industry, including our competitors. Based on the results of our investigation and analysis, we determined that, at least in the near term, granting employees a lesser number of full-value restricted stock awards (i.e., an award of shares of restricted stock that vests in accordance with the terms and conditions established by the administrator, typically based on continuing employment with the Company over a period of years) represented a better balance of these competing interests than our historical practice of granting stock options at a fair market value exercise price per share. Among other factors we considered in making this determination were the following:

*
Award value linked to long-term stockholder value. Like an option grant, the ultimate amount an employee will derive from a full-value restricted stock award depends on what happens to our stock price during the period over which it vests. If the stock price increases, the employee shares in this increase in stockholder value. If the price declines, the value of the employee’s award declines with that of our other stockholders. We believe this encourages our employees to think and behave like owners and make decisions that increase long-term stockholder value.

*
Better retentive device. Unlike our historical option grants, while these full-value restricted stock awards can decline in value in direct relation to our stock price, they will almost never be worthless, which means their retentive value continues even if our stock price declines in some or all periods following the date of grant; consequently, there is no need for option exchanges or repurchasing of options to retain incentives.

*
Dilution. In periods where our stock price trades below the exercise price of an option, an option would not be exercised while the dilutive impact of a full-value restricted stock award would remain; however that risk is partially mitigated by the fact that a fewer number of shares are issued as restricted stock units.

Each year the Company evaluates which choice or combination of stock option grants or restricted stock awards is best for that particular year. Since January 2004, we have generally granted full-value restricted stock awards to our eligible employees. In 2006, the Company granted a mix of restricted stock grants and stock options and in 2007 granted full-value restricted stock awards. In 2008, the Company granted restricted stock and in 2009 the Company granted stock options.

In May 2008, the Company introduced “performance vested” long term incentive restricted stock awards for executives. These awards vest variably over three years based on a set of financial metrics which consist of revenue and adjusted earnings per share (adjusted to exclude the value of stock based compensation and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee).   Specific three-year financial goals were set for revenue and adjusted earnings per share with various vesting based on the achievement of the financial goals in each of the three years.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (6)	Stock Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (8)	Total ($)

Rivas, Mario (1)	2009	$380,715	$0	$198,658	$1,817,520	N/A	N/A	$27,683	$2,424,576
President and CEO

Shields, Thomas	2009	$318,068	$0	$172,083	$205,121	N/A	N/A	$31,768	$727,040
Exec. VP and CFO	2008	$280,104	$0	$495,871	$13,360	N/A	N/A	$31,815	$821,150
	2007	$266,140	$0	$812,930	$272,787	N/A	N/A	$31,626	$1,383,483

Michels, Ron	2009	$287,743	$0	$161,472	$200,535	N/A	N/A	$20,127	$669,877
Sr. VP Broadband	2008	$266,529	$0	$481,602	$12,719	N/A	N/A	$21,450	$782,300
	2007	$253,712	$0	$758,689	$266,079	N/A	N/A	$21,392	$1,299,872

White, Greg (2)	2009	$60,924	$0	$34,393	$46,466	N/A	N/A	$18,645	$160,428
Sr. VP RF Products

Khatibzadeh, Ali (3)	2009	$260,422	$0	$66,817	$200,535	N/A	N/A	$1,366,561	$1,894,335
Sr. VP Wireless	2008	$266,529	$0	$481,802	$13,130	N/A	N/A	$25,468	$786,929
	2007	$253,712	$0	$759,049	$266,079	N/A	N/A	$27,186	$1,306,026

Huang, Charles (4)	2009	$195,986	$0	$15,382	$150,406	N/A	N/A	$18,606	$380,380
Exec. VP and CTO	2008	$251,739	$0	$379,907	$13,337	N/A	N/A	$30,227	$675,210
	2007	$244,039	$0	$628,652	$200,118	N/A	N/A	$23,496	$1,096,305

Delfassy, Gilles (5)	2009	$0	$0	$221,300	$0	N/A	N/A	$92,800	$314,100
	2008	$200,000	$0	$806,989	$0	N/A	N/A	$15,000	$1,021,989
________________________________________________________

1   Mr. Rivas commenced employment in February, 2009.

2   Mr. White commenced employment in October, 2009.

3   Dr. Khatibzadeh's employment terminated in November, 2009.

4   Dr. Huang’s served as Executive Vice President & Chief Technical Officer until April 6, 2009.

5
Mr. Delfassy served as Interim CEO from August 17, 2008 through January 31, 2009 and as a Director during 2009, and Chairman of the Board until September, 2009.  As interim CEO, Mr. Delfassy was entitled to cash compensation of $200,000 payable over a twelve-month period.

6
Amounts reflect the aggregate grant date fair value of restricted stock granted in or earned with respect to the fiscal year computed in accordance with FASB ASC Topic 718.  Excludes 2008 performance awards issued as no payout is foreseen.

7
Amounts reflect the aggregate grant date fair value of option awards granted in or earned with respect to the fiscal year (using the Black-Scholes option pricing model) computed in accordance with FASB ASC Topic 718.

8
All Other Compensation includes benefits (medical, dental, life, accidental death and dismemberment, long-term disability, physical exam, financial planning allowance, and 401k match) for Mr. Rivas, Mr. Shields, Mr. Michels, Mr. White, Dr. Huang, and Dr. Khatibzadeh.  For Mr. Rivas and Mr. White relocation is also included. For Dr. Khatibzadeh a severance payment of $1,347,167 is included in 2009.  For Mr. Delfassy, the amount reflects board fees earned.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR END

The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted in or earned with respect to fiscal year 2009 for each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimates Future Shares Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of All Stock & Option Awards
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Rivas, Mario	2/12/2010							28,357	3				$109,742
	7/27/2009							20,347	3				$88,916
	1/30/2009									500,000	1	$2.03	$757,300
	1/30/2009									700,000	1	$2.03	$1,060,220
Shields, Thomas	2/12/2010							23,369	3				$90,438
	7/27/2009							18,683	3				$81,645
	1/15/2009									143,181	4	$1.93	$205,121
Michels, Ron	2/12/2010							22,251	3				$86,111
	7/27/2009							17,245	3				$75,361
	1/15/2009									139,980	4	$1.93	$200,535
White, Greg	2/12/2010							8,887					$34,393
	11/2/2009									20,000	2	$3.13	$46,466
Khatibzadeh, Ali	7/27/2009							15,290					$66,817
	1/15/2009									139,980	4	$1.93	$200,535
Huang, Charles	7/27/2009							3,520					$15,382
	1/15/2009									104,988	4	$1.93	$150,406
Delfassy, Gilles	1/15/2009							50,000	5				$96,500
	2/2/2009							60,000	6				$124,800

______________________________________________

(1)
Awards granted to Mr. Rivas upon acceptance of Chief Executive Officer position on February 2, 2009.  The grant of an option to purchase 700,000 shares of the Company’s common stock was issued outside of the 2005 plan.

(2)	New hire award granted to Mr. White.
(3)	Awards of Restricted Stock & Stock Options with six month to one year vesting made for the first half of 2009 and second half of 2009 Short Term Incentive Plan.
(4)	Awards of Stock Options which vest over three years made under the 2005 Plan on January 15, 2009.
(5)	Annual Board of Director restricted stock grant.
(6)	Award granted to Mr. Delfassy for services rendered in transition of Chief Executive Officer role to Mr. Rivas.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2009.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1-2)
Rivas, Mario		1,200,000		$2.03	1/30/2019	20,347	$85,864

Shields, Thomas	92,501			$7.27	2/6/2014	59,367	$250,529	47,727	$201,408
	48,800			$8.84	12/18/2016
		152,507		$1.93	1/15/2019

Michels, Ron	56,001			$7.27	2/6/2014	56,987	$240,485	46,615	$196,715
	47,600			$8.84	12/18/2016
		148,858		$1.93	1/15/2019

White, Gregory		20,000		$3.13	11/2/2019

Khatibzadeh, Ali	47,600			$8.84	11/10/2010
	149,145			$1.93	11/10/2010

Huang, Charles	30,000			$15.56	12/19/2010	33,350	$140,737	34,996	$147,683
	30,000			$13.59	10/29/2011
	57,500			$7.27	2/6/2014
	35,800			$8.84	12/18/2016
		114,706		$1.93	1/15/2019

Delfassy, Gilles						132,460	$558,981

(1)	The dollar value of these awards is calculated by multiplying the number of shares or units by the market close of our Common Stock on December 31, 2009, $4.22.
(2)	Base award under 2008 performance plan, payout can range from 50% to 150%. Based upon performance to date, no payment is foreseen.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by each Named Executive Officer during fiscal 2009.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rivas, Mario	-	-	-	-
Shields, Thomas	-	-	81,604	$190,381
Michels, Ron	-	-	78,607	$183,125
White, Greg	-	-	-	-
Khatibzadeh, Ali	-	-	132,255	$352,718
Huang, Charles	-	-	65,506	$154,770
Delfassy, Gilles	-	-	150,368	$547,328

Equity Compensation Plan Disclosure

The following table provides information as of December 31, 2009, about securities issued or authorized for future issuance under the Company’s equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by security holders (1)	4,492,156	$4.58	2,344,056
Equity Compensation Plans not Approved by Security Holders (2)	814,921	$9.39	-
Total	5,307,077	-	2,344,056

(1)
Consists of the Company’s 1995 Long−Term Incentive and Share Award Plan for Officers and Directors, which terminated on February 28, 2005; the 2005 Plan; and the Employee Stock Purchase Plan.  The reserve balance in the 2005 Plan at December 31, 2009 was 1,426,135 shares.  Shares left in the reserve as of March 22, 2010 equaled 744,428.

(2)	Consists of the Company’s 1997 Long-Term Incentive and Share Award Plan which terminated on February 28, 2005.

Other Benefits

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical, life and accident insurance, and a 401(k) plan matching contribution of up to 50% of an employee’s contribution.  Our executive officers are also eligible for an annual physical exam and financial planning allowance. We do not provide any other perquisites to our executive officers that are not made available to other employees.

The following table generally illustrates the benefits and perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Plan	Executive Officers	Managers	Full-Time Employees
401(k)	X	X	X
Medical/Dental/Vision	X	X	X
Life & Disability Insurance (1) (2)	X	X	X
Employee Stock Purchase Plan	X	X	X
Change-In-Control & Severance Plan	X	_	_
Supplemental Executive Medical Plan (3)	X	_	_
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Employee Discounts	X	X	X
Financial Planning Allowance (4)	X	_	_
Automobile/Transportation Allowance (5)	_	_	X
Physical Fitness Allowance	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered
___________________________________________

(1)
ANADIGICS provides Company-paid short-term disability insurance to eligible full-time employees with a bi-weekly benefit up to 100% of qualifying base salary. The amount of the Company-paid benefit may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(2)
ANADIGICS provides Company-paid long-term disability insurance which provides income replacement during a disability that has existed for at least six months of up to 60% of base salary with a maximum benefit of $10,000 monthly. The amount of benefits provided under this plan may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(3)	ANADIGICS provides an executive supplemental medical plan to certain executives, which covers the expense for qualifying claims which have not been paid or reimbursed by the basic healthcare plans.
(4)
We provide our executive officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance and tax preparation, which are focused on assisting executive employees in achieving the highest value from their compensation package.

(5)	In certain international locations some employees are provided an automobile/transportation allowance in accordance with local custom and competitive market practice.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment  Agreements

Chief Executive Officer.  The Company entered into an employment agreement with Mario A. Rivas, President and Chief Executive Officer on January 15, 2009, amended on December 10, 2009, to extend the stated term of  his employment from December 31, 2010 to December 31, 2013.  Under the terms of the agreement, if the Company terminates Mr. Rivas without “Cause” or Mr. Rivas terminates his employment for “Good Reason”, he shall be entitled to (A) an amount equal to 200% of the sum of (i) his then annual base salary, plus (ii) his annual bonus, if any, earned during the immediately preceding calendar year, (B) any base salary earned but not yet paid as of the date of termination, (C) any annual bonus in the year prior to the year of termination awarded and earned but not yet paid, (D) health benefits in effect on the date of termination through the earlier to occur, of (i) twelve months from such termination of employment, or (ii) the date he commences employment with another entity, and (E) immediate vesting of his stock options.

If Mr. Rivas’ employment terminates at the expiration of the stated term, he is entitled to (i) the continuation of health benefits through the earlier of three months from termination date or the date he commences employment with another entity and (ii) the vesting of his stock options and restricted stock that would have vested within twelve months of the termination date.

In exchange for these benefits, Mr. Rivas agreed (x) not to solicit employees to leave the Company for twenty−four months after termination of his employment and (y) not to solicit customers or interfere with the Company’s suppliers for twenty-four months following termination of his employment.   Mr. Rivas has “Good Reason” to resign if (a) he is assigned any duties or responsibilities that are materially inconsistent with the scope of his duties as CEO; (b) he suffers a material reduction in his duties, responsibilities or authority as CEO; (c) he is removed from the offices of CEO; (d) his annual base salary is materially reduced; or (e) the Company ceases being a publicly traded company as a result of undergoing a change of control and becoming a subsidiary of another company and Mr. Rivas remains CEO of such subsidiary only.

Chief Financial Officer. The Company entered into an employment agreement in 2000, amended in 2005, with Thomas Shields, Executive Vice President and Chief Financial Officer. Under the terms of the agreement, as amended, if the Company terminates Mr. Shields without “Cause” or in the event of a "Change in Control" which results in either the involuntary termination without "Cause" of his employment with the Company or Mr. Shields' voluntary resignation from the Company due to a reduction in the responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Shields)), he shall be entitled to (A) an amount equal to 250% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, plus (ii) his bonus at a target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) health benefits for a maximum of twelve months, and (C) immediate vesting of (i) all stock options and (ii) all restricted stock granted prior to termination of employment.

Senior Vice President, Chief Technical and Strategy Officer. The Company entered into an employment agreement in 2000, as amended through January 2009, with Ron Michels, Senior Vice President-Chief Technology and Strategy Officer. Under the terms of the agreement, if the Company terminates Mr. Michels without “Cause” or in the event of a "Change in Control" which results in either the involuntary termination without “Cause” of his employment with the Company or Mr. Michels' voluntary resignation from the Company due to a reduction in responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Michels)), he shall be entitled to (A) an amount equal to 200% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment plus (ii) his bonus at target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) payment of the semi-annual bonus (at 100% of target prorated for the number of months worked in that period), (C) medical and dental insurance benefits for a maximum of twelve months, and (D) immediate vesting of all (i) stock options and (ii) all shares of restricted stock granted prior to termination of employment.

Senior Vice President RF Products Group.  The Company entered into an employment agreement in October 2009 with Greg White, Senior Vice President - RF Products for a term expiring on December 31, 2011.  Under the terms of the agreement in the event of a “Change in Control” which results, within six months following such Change in Control, in either the involuntary termination without “Cause” of his employment with the Company or Mr. White’s voluntary resignation from the Company due to a material reduction in responsibilities and duties associated with his position; or reduction in compensation (base salary, plus bonus at target) (without the express consent of Mr. White), he shall be entitled to an amount equal to (A) six months of base salary and payment of the semi-annual bonus at 100% of target; (B) up to an additional six months of base salary (solely during any portion of the post-employment period that he remains unemployed) and payment of the semi-annual bonus at 100% of target if he remains unemployed during the post-employment period; and (C) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period; (D) continuation of all current medical and dental insurance benefits until the first to occur of one year from the date of termination of employment under the agreement or the commencement of employment at another employer offering similar benefits; (E) executive outplacement services for up to six months; and (F) immediate vesting of all stock options and restricted stock granted prior to termination of employment.  In the event Mr. White’s employment is terminated without “Cause”, absent a “Change in Control”, he shall be entitled to receive the benefits set forth in clauses D, E and F above.

The following table shows the actual value transfer to each Named Executive Officer under various termination of employment scenarios (assuming the termination or death occurred on December 31, 2009):

Summary Chart

Scenario	Rivas (1)	Shields (2)	Huang (3)	White (4)	Michels (5)	Total
If Retirement or Voluntary Resignation	$0	$0	$0	$0	$0	$0
If Termination for Cause	$0	$0	$0	$0	$0	$0
If Resignation for a Good Reason	$3,986,900	$0	$0	$0	$0	$3,986,900
If Termination without Cause	$3,986,900	$2,460,869	$135,780	$47,783	$2,044,418	$8,675,750
If Change-In-Control followed by resignation for good reason or termination without cause	$4,428,400	$2,460,869	$286,709	$551,786	$2,044,418	$9,772,182
If Death Occurs	$2,713,864	$801,178	$551,097	$21,800	$778,085	$4,866,024

(1)
For Mr. Rivas, the payment includes accelerated vesting of stock options of $2,628,000.  If death occurs, the payment includes the option acceleration of $2,628,000 and accelerated restricted stock grants of $85,864.

(2)	For Mr. Shields, the payment includes accelerated vesting of restricted stock grants of $451,937 and stock options of $349,241.
(3)	For Dr. Huang, the payment includes accelerated vesting of restricted stock grants of $288,420 and stock options of $262,677 only if death occurs.
(4)	For Mr. White, the payment includes accelerated vesting of stock options of $21,800.
(5)	For Mr. Michels, the payment includes accelerated vesting of restricted stock grants of $437,200 and stock options of $340,885.

Other Compensation Considerations

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next three most highly compensated executive officers (other than the principal financial officer) to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is treated as “qualified performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. Our 2005 Plan is shareholder-approved and stock options granted under the 2005 plan are structured to qualify as “qualified performance-based compensation”; therefore, compensation realized in connection with exercises of options granted under the 2005 Plan is exempt under the statute and is fully deductible on our federal income tax returns. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

COMPENSATION AND HR COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.  Based on such review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

SUBMITTED BY THE COMPENSATION AND HR COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, Inc.

Harry Rein, Chairman
Lew Solomon

The foregoing report of the Compensation and HR Committee is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as incorporated therein by reference.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from December 31, 2004 through December 31, 2009 with the cumulative total return on the NASDAQ Stock Market Index and the Philadelphia Semiconductor Index, considered to be an index of the Company’s peer group, during the same period.  The comparison assumes $100 was invested on December 31, 2004 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The Company did not declare, nor did it pay any cash dividends during the comparison period.  Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If a stockholder of the Company wishes to have a proposal included in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by November 26, 2010 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2011 Annual Meeting. If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by−laws in order to personally present the proposal at the meeting.  A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by−laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting.  Notice of business proposed to be brought before the 2011 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no later than December 26, 2010, to be presented at the meeting.  If, however, the date of next year’s Annual Meeting is earlier than April 14, 2011, or later than June 13, 2011, the earliest date will be determined by the Board of Directors.  Any such notice must provide the information required by the Company’s by−laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any).  Under rules promulgated by the Securities and Exchange Commission, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above.  Proposals may be mailed to the Company, to the attention of the Secretary, 141 Mt. Bethel Road, Warren, NJ 07059.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting.  If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.